Exhibit 99.1

FOR IMMEDIATE RELEASE


                     AN UNEXPECTED CHRISTMAS PRESENT ARRIVES

                 J.K. ROWLING'S HARRY POTTER AND THE HALF-BLOOD
                 PRINCE TO BE PUBLISHED ON JULY 16, 2005 IN THE
                  UNITED STATES, BRITAIN, CANADA AND AUSTRALIA


NEW YORK, NY: LONDON, ENGLAND: December 21, 2004 - HARRY POTTER AND THE HALF-BLOOD PRINCE by J.K. Rowling, the sixth in the best-selling series, has been scheduled for release on July 16, 2005 in the United States, Britain, Canada and Australia, it was announced today by Scholastic and Bloomsbury, her publishers. On her website, www.jkrowling.com, J.K. Rowling announced yesterday that she had delivered the manuscript to her publishers.

In making the joint announcement, Barbara Marcus, President of Scholastic Children's Books in the United States, and Nigel Newton, Chief Executive of Bloomsbury Publishing in Britain, said, "We are delighted to announce the publication date. J.K. Rowling has written a brilliant story that will dazzle her fans in a marvelous book that takes the series to yet greater heights. HARRY POTTER AND THE HALF-BLOOD PRINCE delivers all the excitement and wonder of her best-selling previous Harry Potter novels."

In the fifth and most recent book, HARRY POTTER AND THE ORDER OF THE PHOENIX, the last chapter, titled "The Second War Begins," started:

         'In a brief statement Friday night, Minister of Magic Cornelius Fudge confirmed that He-Who-Must-Not-Be-Named has returned to this country and is active once more.

         "It is with great regret that I must confirm that the wizard styling himself Lord - well, you know who I mean - is alive among us again," said Fudge.'

HARRY POTTER AND THE HALF-BLOOD PRINCE takes up the story of Harry Potter's sixth year at Hogwarts School of Witchcraft and Wizardry at this point in the midst of the storm of this battle of good and evil.

The author has already said that the Half-Blood Prince is neither Harry nor Voldemort. And most importantly, the opening chapter of HARRY POTTER AND THE HALF-BLOOD PRINCE has been brewing in J.K. Rowling's mind for 13 years.

HARRY POTTER AND THE ORDER OF THE PHOENIX, J.K. Rowling's fifth Harry Potter book, was released on June 21, 2003, and was the fastest-selling book in history on the first weekend of its publication. All five Harry Potter books, HARRY POTTER AND THE SORCERER'S STONE, HARRY POTTER AND THE CHAMBER OF SECRETS, HARRY POTTER AND THE PRISONER OF AZKABAN, HARRY POTTER AND THE GOBLET OF FIRE, as well as HARRY POTTER AND THE ORDER OF THE PHOENIX, have been number one bestsellers in the United States, Britain, and around the world.

Scholastic will publish HARRY POTTER AND THE HALF-BLOOD PRINCE in hardcover under the Arthur A. Levine imprint with interior and cover art by Mary Grand Pre, who has illustrated the previous five books. The price will be $29.99.

                                     -MORE-

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                                                                    Exhibit 99.1

HARRY POTTER AND THE HALF-BLOOD PRINCE
PAGE 2


ABOUT SCHOLASTIC

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, www.scholastic.com.

Contact:  Kyle Good, Scholastic               Lucy Holden, Bloomsbury
          212-343-4563                        lucy_holden@bloomsbury.com
          kgood@scholastic.com